Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Tuesday, October 30, 2018

NACCO INDUSTRIES, INC.
ANNOUNCES THIRD QUARTER 2018 RESULTS

Highlights:

•	Revenues increased to $31.4 million, up 43.3% over Q3 2017

•	Income from continuing operations before income tax increased to $10.7 million, up 78.9% over Q3 2017

•	Earnings per share from continuing operations increased to $1.33/share from $0.49/share in Q3 2017

Cleveland, Ohio, Tuesday, October 30, 2018 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated income from continuing operations of $9.2 million, or $1.33 per diluted share, and revenues of $31.4 million for the third quarter of 2018 compared with consolidated income from continuing operations of $3.3 million, or $0.49 per diluted share, and revenues of $21.9 million for the third quarter of 2017.
As a result of NACCO's spin-off of its housewares-related business in September 2017, the attached financial statements and related year-to-date 2017 financial information in this news release have been reclassified to reflect the housewares business' operating results as discontinued operations.
For the nine months ended September 30, 2018, the Company reported consolidated income from continuing operations of $23.8 million, or $3.43 per diluted share, and revenues of $96.3 million compared with consolidated income from continuing operations of $18.8 million, or $2.74 per diluted share, and revenues of $78.3 million for the first nine months of 2017. NACCO's effective income tax rate was 12.7% for the nine months ended September 30, 2018 compared with 19.5% for the nine months ended September 30, 2017.
NACCO ended the third quarter of 2018 with consolidated cash on hand of $83.1 million and debt of $17.5 million. At December 31, 2017, NACCO had consolidated cash on hand of $101.6 million and debt of $58.1 million.
In February 2018, NACCO's Board of Directors authorized a stock buyback program to purchase up to $25 million of the Company's outstanding Class A common stock through December 31, 2019. The Company repurchased approximately 10,400 shares for an aggregate purchase price of $0.3 million since inception of this program, including $0.2 million of stock purchased during the three months ended September 30, 2018.

Detailed Discussion of Third Quarter Results
Segment results for the third quarter of 2018 and 2017 were as follows:

	Consolidated		North American Coal		NACCO & Other
(in thousands)	2018	2017	2018	2017	2018	2017
Revenues	$31,440	$21,941	$31,440	$21,941	$—	$—
Operating Profit (Loss)	$10,547	$6,989	$12,157	$8,925	$(1,610)	$(1,936)
Income (loss) before income tax	$10,658	$5,956	$12,021	$8,162	$(1,363)	$(2,206)

North American Coal
North American Coal's deliveries for the third quarter of 2018 and 2017 were as follows:

	Tons of coal delivered		Cubic yards of limestone delivered
(in millions)	2018	2017	2018	2017
Unconsolidated operations	9.8	9.4	1.4	0.3
Consolidated operations	0.7	0.5	7.4	6.1
Total deliveries	10.5	9.9	8.8	6.4

Revenues increased primarily as a result of an increase in tons sold at Mississippi Lignite Mining Company due to higher customer requirements and an increase in reimbursed costs at North American Mining's consolidated operations. Higher royalty income also contributed to the increase in revenues.
The significant increase in the third-quarter 2018 income before income tax was primarily attributable to an improvement at Mississippi Lignite Mining Company as a result of an increase in tons sold. Higher royalty income, as well as an increase in earnings at the unconsolidated operations, and reduced interest expense also contributed to the higher income before income tax. These improvements were partially offset by an increase in operating expenses due to higher employee-related costs.
The increase in earnings at the unconsolidated operations was mainly due to an increase in tons delivered, as well as higher compensation at Liberty Fuels during the mine reclamation period.

NACCO & Other
The lower loss before income tax at NACCO and Other, which includes the parent company operations and Bellaire Corporation, was primarily due to lower employee-related expenses and realized gains on invested assets.

Consolidated Fourth Quarter 2018 Outlook
In the fourth quarter of 2018, NACCO expects consolidated income from continuing operations before income tax to increase substantially compared with the fourth quarter of 2017, even though the 2017 fourth quarter results included $1.6 million of gains on sales of assets. Excluding the gains on sales of assets, NACCO expects the 2018 fourth-quarter income before income tax to increase primarily due to a decrease in operating expenses, mainly related to lower employee-related costs, and modest improvements at the consolidated operations, excluding Centennial. These improvements are expected to be partially offset by a decrease in royalty income and an increase in Centennial's pre-tax loss.
At the consolidated operations, Mississippi Lignite Mining Company's pre-tax income in the 2018 fourth quarter is expected to improve over the prior year fourth quarter, but be significantly lower than the 2018 third quarter. This fourth quarter year-over-year improvement is primarily due to anticipated increased volumes, as customer demand in the 2018 fourth quarter is expected to be higher than in the prior year quarter. As a result of Mississippi Lignite Mining Company's strong third quarter, and additional improvements expected in the fourth quarter provided customer demand is at expected levels, full-year 2018 pre-tax income at Mississippi Lignite Mining Company is expected to increase compared with 2017. Results at the North American Mining consolidated operations are expected to increase in the fourth quarter of 2018 mainly as a result of an anticipated increase in customer requirements.
Centennial's pre-tax loss in the 2018 fourth quarter is expected to be comparable to the 2017 fourth quarter, excluding a $2.4 million favorable reduction in Centennial's mine reclamation liability and a $1.0 million asset impairment charge realized in the prior year. Centennial will continue to evaluate strategies to optimize cash flow, including the continued assessment of a range of strategies for its remaining Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions permit. Cash expenditures related to mine reclamation will continue until reclamation is complete, or ownership of, or responsibility for, the remaining mines is transferred.
The expected decrease in royalty income is the result of the absence of a $1.2 million lease bonus payment received in the prior year fourth quarter. Excluding this lease bonus payment, royalty income in the fourth quarter of 2018 is expected to be comparable to the fourth quarter of 2017.
Earnings from the unconsolidated operations in the 2018 fourth quarter are expected to be comparable to the prior year. An increase in tons delivered at Bisti Fuels, as a result of the completion of work to install additional environmental controls at the customer's power plant, and higher compensation at Liberty Fuels for mine closure work is expected to be offset by fewer tons delivered at other unconsolidated operations. Production at Bisti Fuels is anticipated to be approximately 5 million tons of coal per year when the plant is operating at expected levels, which is currently anticipated to occur in 2019.
NACCO expects an overall increase in 2018 full-year income from continuing operations before income tax compared with 2017. The Company is anticipating an overall effective income tax rate in the range of 11% to 14% for the 2018 full year compared with an effective income tax rate from continuing operations of 2.2% in 2017. In 2017, the Company applied the intraperiod tax allocation rules to allocate the provision for income taxes between continuing operations and discontinued operations, which produced results in 2017 that were neither comparable nor indicative of future expectations. Results in the 2017 fourth quarter and full year also included tax benefits of $4.5 million and $3.1 million, respectively, related to U.S. tax reform. As a result of the increase in the effective income tax rate and the absence of tax reform benefits, consolidated income from continuing operations in the fourth quarter of 2018 is expected to decrease substantially from the fourth quarter of 2017, but increase modestly for the 2018 full year compared with 2017.
Consolidated cash flow before financing activities is expected to be substantially lower in the fourth quarter of 2018 compared with the fourth quarter of 2017. NACCO expects an overall decrease in cash flow before financing activities from continuing operations for the 2018 full year primarily due to an increase in capital expenditures. Capital expenditures are expected to be approximately $12 million in the fourth quarter of 2018 and approximately $27 million for the full year. Planned expenditures at Mississippi Lignite Mining Company and North American Mining include expenditures for new replacement equipment and land and coal reserves required for future mining. The timing and amount of capital expenditures may vary based on further refinement of capital needs and mine plans.

NACCO Industries, Inc. Outlook - 2019
In 2019, NACCO expects consolidated income before income tax to increase compared with 2018 and expects an effective income tax rate in the range of 11% to 14%. Income before income tax is expected to increase primarily as a result of an increase in royalty income and improved results at the consolidated coal mining operations.
North American Coal Royalty Company derives income from royalty-based leases under which the lessee makes payments to the Company based on the sale of oil, natural gas and, to a lesser extent, coal, extracted primarily by third parties. Royalty income is expected to increase in 2019 based on the likelihood of a significant increase in the number of gas wells being developed and operated to extract the Company's oil and gas assets in Ohio's Utica shale and the expected continuing development of infrastructure. Whether or not this increase occurs depends on a number of factors outside of the Company's control, including fluctuations in commodity prices and the availability of infrastructure, and the Company's lessees' willingness and ability to incur well-development and other operating costs.
The improvement at the consolidated coal mining operations is expected to be driven by an increase in Mississippi Lignite Mining Company's results, primarily driven by an anticipated increase in customer demand and volumes in 2019 compared with 2018. Increased volumes result in a reduction in the cost per ton of coal delivered. In general, cost per ton delivered is lowest when the power plant requires a consistently high level of coal deliveries, primarily because costs are spread over more tons. Historically, periods of reduced or fluctuating deliveries, such as during planned or unplanned power plant outages or periods of fluctuating demand for electricity generated by the plant, have adversely affected Mississippi Lignite Mining Company's tons delivered, resulting in an increase in cost per ton delivered and reduced profitability. If customer demand does not improve as expected at Mississippi Lignite Mining Company, it could unfavorably affect North American Coal's 2019 earnings significantly.
Cash flow before financing activities is expected to increase in 2019 compared with 2018. Capital expenditures are expected to be approximately $19 million in 2019.
While the current regulatory environment for development of new coal projects has improved, continued low natural gas prices and growth in renewable energy sources, such as solar and wind, could unfavorably affect the amount of electricity generation attributable to coal-fired power plants over the longer term. North American Coal continues to seek opportunities for new coal mining projects, although future opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally related to its North American Mining business and elsewhere where it might provide value-added services.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Wednesday, October 31, 2018 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (844) 855-9691 (Toll Free) or (647) 689-2407 (International), Conference ID: 7797815, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 7, 2018. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that Adjusted EBITDA assists investors in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using this non-GAAP measure.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or limestone requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim North American Coal mining areas, (8) costs to pursue and develop new mining and value-added service opportunities, (9) changes to or termination of a long-term mining contract, or a customer default under a contract, (10) delays or reductions in coal or limestone deliveries at North American Coal's or North American Mining's operations, (11) changes in the prices of hydrocarbons, particularly diesel fuel, oil and natural gas, and (12) increased competition, including consolidation within the industry.

About NACCO Industries, Inc.
NACCO Industries, Inc. is the public holding company for The North American Coal Corporation. North American Coal operates surface mines that supply coal primarily to power generation companies under long-term contracts, and provides other value-added services to natural resource companies.  In addition, its North American Mining business operates and maintains draglines and other equipment under contracts with sellers of aggregates. North American Coal’s service-based business model aligns its operating goals with customers’ objectives.  For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
	(In thousands, except per share data)

Revenues	$31,440	$21,941	$96,321	$78,341
Cost of sales	25,345	19,466	79,956	66,711
Gross profit	6,095	2,475	16,365	11,630
Earnings of unconsolidated operations	17,141	16,197	48,119	44,627
Operating expenses
Selling, general and administrative expenses	12,032	11,723	34,522	31,809
Amortization of intangible assets	714	435	2,212	1,641
Gain on sale of assets	(57)	(475)	(320)	(3,500)
	12,689	11,683	36,414	29,950
Operating profit	10,547	6,989	28,070	26,307
Other (income) expense
Interest expense	421	946	1,636	2,806
Income from other unconsolidated affiliates	(321)	(313)	(954)	(932)
Closed mine obligations	272	336	994	1,071
Other, net, including interest income	(483)	64	(825)	15
	(111)	1,033	851	2,960
Income from continuing operations before income tax	10,658	5,956	27,219	23,347
Income tax provision from continuing operations	1,458	2,625	3,450	4,564
Income from continuing operations	9,200	3,331	23,769	18,783
Discontinued operations, net of tax	—	5,067	—	1,381
Net Income	$9,200	$8,398	$23,769	$20,164

Basic earnings per share:
Continuing operations	$1.33	$0.49	$3.43	$2.75
Discontinued operations	—	0.74	—	0.20
Basic earnings per share	$1.33	$1.23	$3.43	$2.95

Diluted earnings per share:
Continuing operations	$1.33	$0.49	$3.43	$2.74
Discontinued operations	—	0.74	—	0.20
Diluted earnings per share	$1.33	$1.23	$3.43	$2.94

Dividends per share	$0.1650	$0.2725	$0.4950	$0.8125

Basic weighted average shares outstanding	6,940	6,839	6,921	6,825
Diluted weighted average shares outstanding	6,940	6,866	6,939	6,854

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
	(In thousands)
Revenues
North American Coal	$31,440	$21,941	$96,321	$78,341
Total	$31,440	$21,941	$96,321	$78,341

Operating profit (loss)
North American Coal	$12,157	$8,925	$32,961	$31,127
NACCO and Other	(1,610)	(1,936)	(4,891)	(4,820)
Total	$10,547	$6,989	$28,070	$26,307

Income (loss) before income tax
North American Coal	$12,021	$8,162	$32,299	$29,054
NACCO and Other	(1,363)	(2,206)	(5,080)	(5,707)
Total	$10,658	$5,956	$27,219	$23,347

ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

	Quarter Ended
	12/31/2017	3/31/2018	6/30/2018	9/30/2018	9/30/2018 Trailing 12 Months
	(In thousands)
Net income	$10,172	$8,176	$6,393	$9,200	$33,941
Discontinued operations, net of tax	(493)	—	—	—	(493)
Centennial asset impairment charge	982	—	—	—	982
Income tax provision (benefit)	(3,925)	804	1,188	1,458	(475)
Interest expense	634	646	569	421	2,270
Interest income	(38)	(113)	(119)	(94)	(364)
Depreciation, depletion and amortization expense	3,187	3,397	3,723	3,815	14,122
Adjusted EBITDA from continuing operations*	$10,519	$12,910	$11,754	$14,800	$49,983

* Adjusted EBITDA from continuing operations in this press release is provided solely as a supplemental disclosure with respect to operating results. Adjusted EBITDA from continuing operations does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income, or as an indicator of operating performance. NACCO defines Adjusted EBITDA from continuing operations as income from continuing operations before asset impairment charge and income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. Adjusted EBITDA from continuing operations is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION (UNAUDITED)

DETAIL OF NORTH AMERICAN COAL INCOME BEFORE INCOME TAX
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
	(In thousands)
Gross loss - Centennial	$(587)	$(607)	$(1,135)	$(3,137)
Gross profit - other consolidated operations	3,668	1,127	8,170	7,657
Gross profit - royalty	3,123	2,010	9,567	7,246
Total gross profit	6,204	2,530	16,602	11,766
Earnings of unconsolidated operations	17,141	16,197	48,119	44,627
Operating expenses
Selling, general and administrative expenses	10,531	9,842	29,868	27,125
Amortization of intangibles	714	435	2,212	1,641
Gain on sale of assets	(57)	(475)	(320)	(3,500)
Operating profit	12,157	8,925	32,961	31,127
Other expense	136	763	662	2,073
Income before income tax provision	$12,021	$8,162	$32,299	$29,054

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (1)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
	(In thousands)
Balance at beginning of period	$13,724	$18,593	$15,001	$18,171
Liabilities settled during the period	(193)	(39)	(900)	(133)
Accretion expense	196	241	587	757
Revision of estimated cash flows	—	(386)	(961)	(386)
Balance at end of period	$13,727	$18,409	$13,727	$18,409

(1) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures for mine reclamation. Liabilities settled during the period represent cash payments.